                                                                   EXHIBIT 99.1
THE NASDAQ STOCK MARKET, INC.                                          NASDAQ

David A. Donohoe, Jr.
Counsel

August 20, 1997

Mr. Johnny Walker
Chief Financial Officer
River Oaks Furniture, Inc.
P.O. Box 480
Belden, MS  38826

         Re:      River Oaks Furniture, Inc.
                  Nasdaq Listing Qualifications Panel
                  Decision NQ 1687N-97

Dear Mr. Walker:

This is to inform you, that pursuant to the August 7, 1997 hearing before a Nasdaq Listing Qualifications Panel (the "Panel"), a determination has been made in the matter of River Oaks Furniture, Inc. (the "Company") and its request for continued listing on the Nasdaq National Market(R), pursuant to an exception to the filing requirement, as set forth in NASD Marketplace Rule 4310(c)(14).

After a careful review of the record, the Company's submissions and its oral representations, the Panel made the following findings. The Company failed to file its Form 10-K for the year ended December 31, 1996, and the Form 10-Q for the quarter ended March 31, 1997. In addition, the Company advised the Panel that it will not be able to timely file the Form 10-Q for the quarter ended June 30, 1997. The Company does not expect to become current in filing until early September 1997.

During the course of the year-end procedures, the Company discovered that its accounts receivable had been materially misstated. The Company informed its auditors, BDO Seidman ("Seidman"), of its findings. The Company represented that Seidman initially committed to work through the accounting irregularities and to complete the 1996 audit. However, on June 5, 1997, Seidman resigned, and on June 17, 1997 they withdrew their opinions on financial statements from earlier years. The Company retained new auditors on June 12, 1997.

The Company attributes its problems to those of a small company experiencing substantial revenue growth without proper systems in place. The Company primarily attributed the specific errors to one individual in the accounting department who has been terminated. The Company does not believe that the individual financially benefited from the misstatements. The Company argues that it now has the proper systems in place to prevent future such occurrences. It is expected that the Company will have to restate its financial statements for a minimum of 1996, 1995 and 1994. The aggregated restatement is expected to be $7.2 million.

The Panel was of the opinion that the Company has failed to comply with NASD Marketplace Rule 4310(c)(14). The Panel noted that the filings are extraordinarily late, so much so that the failure to complete the audit is affecting three separate filings. The Panel was further of the opinion that the lack of audited financial statements prevents the investing public from obtaining information necessary to make an investment decision to buy or sell the Company's securities. Finally, the Panel noted that one of the primary obligations of a Nasdaq issuer is to timely file its financial statements. ACCORDINGLY, THE PANEL DETERMINED TO DELIST THE COMPANY'S SECURITIES FROM THE NASDAQ STOCK MARKETsm EFFECTIVE WITH THE CLOSE OF BUSINESS AUGUST 20, 1997.

The Company should be aware that the Nasdaq Listing and Hearing Review Committee ("Review Committee") may, on its own motion, determine to review any Qualifications Panel decision within 45 calendar days after issuance of the written decision. If the Review Committee determines to review this decision it may affirm, modify, reverse, dismiss, or remand the decision to the Qualifications Panel. You will be notified immediately in the event the Review Committee determines that this matter will be called for review.

The Company may also request the Review Committee to review this decision. Your request for review must be made in writing within 15 days from the date of this decision to: Sarah Nelson Bloom, The Nasdaq Stock Market, Office of General Counsel, 1735 K Street, N.W., Washington, DC 20006, (202) 728-8478. Please be advised that the institution of a review, whether by way of your request, or on the initiative of the Review Committee , will not operate as a stay of this decision.

If you have any questions, please do not hesitate to contact me at (202)
496-2529.

Sincerely,

/s/  David A. Donohoe, Jr.

David A. Donohoe, Jr.
Counsel
Listing Qualifications Hearings